Exhibit 99.2

Service Corporation International Announces Pricing of Senior Notes Offering

HOUSTON, Texas, May 10, 2021 — Service Corporation International (NYSE: SCI) (the “Company”) announces that it has priced an underwritten public offering of $800 million aggregate principal amount of 4.000% Senior Notes due 2031. The offering will be made by means of an underwritten public offering pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”). The Company expects to close the sale of the notes on May 24, 2021, subject to the satisfaction of customary closing conditions.

The Company will use net proceeds from the offering to fund the redemption of all of its outstanding 8.000% Senior Notes due 2021, repay the outstanding loans under its revolving credit facility and pay related fees, interest and expenses. The Company intends to use any remaining net proceeds for general corporate purposes.

J.P. Morgan is acting as the lead joint book-running manager for the offering.

The offering may be made only by means of a prospectus supplement and accompanying base prospectus. The prospectus supplement will be filed with the SEC and may be found on its website at www.sec.gov. When available, copies of the prospectus supplement relating to the public offering may be obtained from:

J.P. Morgan Securities LLC

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Attention: Prospectus Department

Telephone: (866) 803-9204

Email: prospectus-eq_fi@jpmchase.com

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements made in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as “believe”, “estimate”, “project”, “expect”, “anticipate”, or “predict” that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual consolidated results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company.

For further information on these and other risks and uncertainties, see our SEC filings, including our 2020 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021. Copies of this document as well as other SEC filings can be obtained from our website at www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America’s leading provider of deathcare products and services. At March 31, 2021, we owned and operated 1,461 funeral service locations and 484 cemeteries (of which 296 are combination locations) in 44 states, eight Canadian provinces, the District of Columbia, and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction.